Exhibit 10.1
FOURTH AMENDMENT TO LEASE
     THIS FOURTH AMENDMENT TO LEASE (the “Fourth Amendment”), is made as of November 15, 2005 (the “Effective Date”), by and between ARE-METROPOLITAN GROVE I, LLC, a Delaware limited liability company (“Landlord”), and DIGENE CORPORATION, a Delaware corporation (“Tenant”).
RECITALS
     A. Pursuant to that certain Lease dated as of March 2, 1998, by and between Landlord and Tenant, as amended by that certain First Amendment to Lease and Work Letter, dated June 30, 1998, as further amended by that certain Second Amendment to Lease and Work Letter, dated as of July 7, 1999, and as further amended by that certain Third Amendment to Lease Agreement (the “Third Amendment”), dated October 31, 2001 (as amended, the “Lease”), Landlord leased to Tenant that certain premises (the “Original Demised Premises”) located within the building (the “Building”) at 1201 Clopper Road, Gaithersburg, Maryland (with the Land, as defined in the Lease, the “Property”) and more particularly described in the Lease. The Property is part of the “Project” known as Alexandria Technology Center—Gaithersburg I, more particularly described in the Lease. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Lease.
     B. The Original Demised Premises initially comprised 92,990 rentable square feet, but has been expanded to increase its size by 17,435 rentable square feet (the “First Expansion”), for a total of 110,425 rentable square feet, but Annual Base Rent under the Lease is calculated as if the Original Demised Premises comprised 120,100 rentable square feet. As used in this Fourth Amendment, the Original Demised Premises shall be deemed to include the First Expansion.
     C. Tenant desires to expand the Original Demised Premises by constructing two additions to the Building which will comprise, in the aggregate, approximately 33,160 additional rentable square feet. The first addition shall be located at the north end of the Building and will contain two stories of approximately 22,570 rentable square feet, in the aggregate, (the “North Expansion”), and the second addition shall be located at the east end of the Building and shall contain two stories of approximately 10,590 rentable square feet, in the aggregate (the “East Expansion”) (the North Expansion and the East Expansion collectively, the “Expansion Space”).
     D. Landlord and Tenant desire to amend the Lease to, among other things, permit Tenant to construct the Expansion Space, and to add the Expansion Space to the Original Demised Premises demised under the Lease.
AGREEMENT
     Now, therefore, the parties hereto agree that the Lease is amended as follows:
     1. Demising of Expansion Space. As of the Effective Date, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Expansion Space, and the Original

Demised Premises shall be deemed modified to include the Expansion Space. The Expansion Space is more fully described on Exhibit A attached hereto and incorporated herein. The Original Demised Premises, as expanded to include the Expansion Space, shall for purposes of the Lease be deemed to mean the “Demised Premises”. The Expansion Space comprises 33,160 rentable square feet, and Annual Base Rent for the Expansion Space, the Shell Allowance, and the Additional TI Allowance shall be calculated as if the Expansion Space comprised 33,160 rentable square feet, subject to a one time remeasurement of the Expansion Space as set forth below in this Section 1. As of the Effective Date, the Demised Premises shall be deemed to comprise 143,585 rentable square feet (calculated as 92,990 rentable square feet originally demised, plus 17,435 rentable square from the First Expansion, plus 33,160 rentable square feet of the Expansion Space). Upon Substantial Completion of the Expansion Space, Landlord shall cause the TI Architect (as defined in the Expansion Space Work Letter, attached hereto) to remeasure the Expansion Space in accordance with current BOMA standards for single tenant properties (the “Remeasurement”). The cost of the Remeasurement shall be paid from the TI Fund, as defined in Section 6 of the Expansion Space Work Letter attached hereto. The results of the remeasurement by the TI Architect shall be conclusive between the parties, and if necessary, the calculation of Annual Base Rent, Tenant’s Pro Rata Share of Project Operating Expenses, the Shell Allowance, and the Additional TI Allowance shall be recalculated on the basis of the actual size of the Expansion Space, and the parties shall confirm such calculations in writing.
     Notwithstanding anything herein to the contrary, Tenant’s continuing right to lease and construct the Expansion Space is subject to the condition that on or before May 1, 2006, Commencement of Construction (as defined below) of the Expansion Space shall have occurred, and if as of such date, Commencement of Construction has not occurred, then Landlord shall have the right, in Landlord’s sole discretion, exercisable by delivering written notice to Tenant, to terminate Tenant’s right to lease and construct the Expansion Space. Upon delivery of such notice, all of the terms of this Fourth Amendment shall be null and void, including without limitation Landlord’s obligation hereunder to provide the Expansion Space TI Allowance and the Additional Expansion Space TI Allowance, Landlord’s obligation to provide parking for the Expansion Space as set forth in Section 8 hereof, and Landlord’s obligation to make the Lot Line Adjustment (although in such event, nothing herein shall be deemed to prevent Landlord from making the Lot Line Adjustment, if Landlord so determines in its sole discretion). In the event Landlord exercises its right to terminate Tenant’s right to lease and construct the Expansion Space as set forth in this Section 1 of this Fourth Amendment, then as of the date of Landlord’s notice, the rentable area of the Demised Premises shall be reduced by 23,485 rentable square feet, and shall thereafter be deemed to be 120,100 rentable square feet.
     Thereafter, Tenant shall have no further right to lease or construct the Expansion Space. For purposes of this Section 1, “Commencement of Construction” shall mean that Tenant shall have commenced in a material way the actual on-site work of construction of the Tenant Improvements (as defined in the Expansion Space Work Letter), that the TI Contractor (as defined in the Expansion Space Work Letter) shall be on-site and proceeding without material interruption to complete the work of the Tenant Improvements, that Tenant shall have funded the Excess TI Costs, and that Tenant shall have made actual expenditure of at least 10% of the costs set forth in the Budget.

     2. Construction of Expansion Space. Landlord and Tenant agree that the Expansion Space shall be constructed by Tenant in accordance with the terms and conditions set forth in the Work Letter attached hereto as Exhibit B and incorporated herein by reference (the “Expansion Space Work Letter”).
     3. Expansion Space Tenant Improvement Allowance.
          (a) Landlord shall provide to Tenant a tenant improvement allowance in an amount equal to $75.00 per rentable square foot of the Expansion Space, up to a maximum amount of $2,487,000.00 (“Shell Allowance”), which may be used by Tenant pay the costs to construct the shell building of the Expansion Space, as more specifically set out in the Expansion Space Work Letter. The Shell Allowance is calculated at the rate of $75.00 per rentable square foot multiplied by 33,160 rentable square feet, and is subject to change upon the Remeasurement as set forth in Section 1.
          (b) In addition, Landlord shall provide Tenant, at Tenant’s election, an additional tenant improvement allowance (the “Additional TI Allowance”) in an amount up to $100.00 per rentable square foot of the Expansion Space, up to a maximum amount of $3,316,000.00 in the aggregate, for Tenant’s use in connection with the construction and installation of the remainder of the Expansion Space, as more specifically set out in the Expansion Space Work Letter. Any portion of the Additional TI Allowance used by Tenant shall be repaid to Landlord as Expansion Improvement Rent (as defined below). The Additional TI Allowance is calculated at the rate of $100.00 per rentable square foot multiplied by 33,160 rentable square feet, and is subject to change upon the Remeasurement as set forth in Section 1.
          (c) The Shell Allowance and Additional TI Allowance shall be administered, disbursed and used in accordance with the terms and conditions of the Expansion Space Work Letter. In no event shall Tenant use any portion of the Shell Allowance or the Additional TI Allowance to further improve, alter or otherwise renovate any part of the Original Demised Premises, other than as designated in the TI Design Drawings and the TI Construction Drawings, prepared by the TI Architect as more fully set forth in the Expansion Space Work Letter.
     4. Term. The Term of the Lease (for both the Original Demised Premises and the Expansion Space) shall be extended continuously for a period of ten (10) years (the “Extension Term”) commencing on Expansion Space Rent Commencement Date (defined below) and expiring on the tenth anniversary of the last day of the month in which the Expansion Space Rent Commencement Date occurs (the “Extension Term Expiration Date”). For purposes of the Lease, the “Term” of the Lease is modified to mean the period from the Term Commencement Date through the Extension Term Expiration Date, subject to termination or extension as otherwise provided in the Lease.
     5. Annual Base Rent.
          (a) Commencing on the earlier to occur of (i) Substantial Completion (as defined in the Expansion Space Work Letter) of the Expansion Space or (ii) September 20, 2006, (the “Expansion Space Rent Commencement Date”), Tenant shall pay Annual Base Rent with respect to the Expansion Space, in Monthly Rental Installments of $42,831.67 per month, computed on the basis of $15.50 per annum per rentable square foot of the Expansion Space multiplied by 33,160 rentable square feet (subject to adjustment upon the Remeasurement).
          (b) On each Adjustment Date during the Extension Term, Annual Base Rent on the Expansion Space shall be increased by 2.5%, provided that on the first Adjustment Date following the Expansion Space Rent Commencement Date, Annual Base Rent on the Expansion Space shall be increased by that number resulting from multiplying 2.5% by a fraction, the numerator of which is the actual number of days between the Expansion Rent Commencement Date and the first Adjustment Date and the denominator of which is 365.
          (c) Commencing on the Expansion Space Rent Commencement Date, Tenant’s Pro Rata Share of Project Operating Expenses shall be increased to 40.53% (based on 143,585 rentable square feet in the Demised Premises, and 354,258 rentable square feet in the Project).
          (d) Annual Base Rent on the Original Demised Premises shall continue to be payable according to the rent schedule attached as Exhibit A to the Third Amendment through December 31, 2009. On January 1, 2010, and on each Adjustment Date thereafter during the Extension Term, Annual Base Rent on the Original Demised Premises shall be increased by 2.5%.
          (e) “Adjustment Date” shall mean January 1 of any year during the Extension Term.
     6. Improvement Rent. In the event Tenant elects to receive the Additional TI Allowance, Tenant agrees to pay to Landlord, as Additional Rent, Expansion Space Improvement Rent as set forth in this Section 6. As of the Expansion Space Rent Commencement Date, the amount of the Additional TI Allowance actually disbursed shall be amortized over the Extension Term with nine percent (9%) annual interest. “Expansion Space Improvement Rent” shall mean the monthly amortized amount of such amortization, which shall be due and payable monthly by Tenant in the same manner as set forth in the Lease for the payment of Annual Base Rent. Expansion Space Improvement Rent shall not be subject to annual adjustment on any Adjustment Date. For purposes of the Lease, the term “Improvement Rent” shall hereinafter include the Expansion Space Improvement Rent. In the event of a termination of the Lease prior to the Extension Term Expiration Date, the full unamortized amount of the Additional TI Allowance shall be automatically due and payable as Additional Rent by Tenant. In addition, the Shell Allowance shall be amortized in the same manner as the Additional TI Allowance, but the monthly amount of such amortization shall not be payable by Tenant. If the Lease is terminated prior to the Extension Term Expiration Date, then the full unamortized amount of the Shell Allowance shall be automatically due and payable as Additional Rent.
     7. Density. The parties acknowledge that the Expansion Space will increase the floor area ratio density for the Property beyond that which is permitted by applicable law. The parties further acknowledge that Landlord’s affiliate, ARE-30 West Watkins, LLC, a Delaware limited liability company (“Landlord’s Affiliate”) is the owner of real property which is part of the Project and adjacent to the Property, at an address commonly known as 30 West Watkins

Mill Road (the “Adjacent Property”). Landlord, Landlord’s Affiliate and Tenant shall cooperate to adjust the location of the property line between the Adjacent Property and the Property (the “Lot Line Adjustment”) in order to increase the floor area ratio density of the Property to permit the construction of the Expansion Space. All costs of the Lot Line Adjustment shall be paid by Tenant, when due and payable from time to time, as Additional Rent under the Lease to include, but not limited to, Landlord’s and Landlord’s Affiliate’s legal fees and lender review fees, map recordation fees, easement preparation and recordation fees, and all government processing fees. The parties acknowledge that Landlord intends to grant Landlord’s Affiliate, as the owner of the Adjacent Property, an easement to use that portion of the Adjacent Property which is transferred to Landlord by the Lot Line Adjustment, so that Tenant shall have no right to the use of any portion of the Adjacent Property which is the subject of the Lot Line Adjustment. Landlord’s Affiliate has joined this Fourth Amendment for the limited purpose of confirming its agreement to the terms of this Section 7.
     8. Additional Parking. Landlord agrees to provide Tenant, at Landlord’s sole cost and expense, parking for the Expansion Space, in a location shown on the parking map attached to this Fourth Amendment as Exhibit D.
     9. Governmental Permits and Approvals. Tenant shall be responsible, at its sole cost and expense, for applying for and obtaining all state and/or local government permits and approvals required in connection with the construction and occupancy of the Expansion Space, including without limitation all permits or approvals necessary to permit the construction of the Expansion Space, including the Lot Line Adjustment. Landlord shall, at no cost or expense to Landlord, cooperate with Tenant as may be reasonably required in connection with Tenant’s obtaining such permits and approvals.
     10. Termination Option.
          (a) Section 3.3 of the Lease is hereby deleted and replaced in its entirety as follows:
“Notwithstanding anything to the contrary contained herein, Tenant shall have the right, in its sole and absolute discretion, to terminate this Lease, which termination shall be effective at the end of the fifth year after the Expansion Space Rent Commencement Date, upon not less than twelve (12) months prior written notice to Landlord, which notice, as a condition to its effectiveness and the effectiveness of any termination, shall be accompanied by the payment of the Termination Amount. Upon the effective date of such termination made pursuant to this paragraph, this Lease shall terminate and all of the rights and obligations of the parties hereunder shall thereafter cease and terminate, except pursuant to any provision which expressly survives the termination hereof, including without limitation, Tenant’s indemnification obligations set forth in Article 38 of this Lease and Tenant’s obligations and liabilities which accrue or arise prior to the termination date of this Lease, including, without limitation, Tenant’s obligation to pay any and all Rent which accrued prior to such termination date.”

          (b) Section 41.28 of the Lease is hereby deleted and is replaced in its entirety as follows:
     “Termination Amount” shall mean an amount equal to the present value of the sum of Annual Base Rent, Improvement Rent and Additional Rent anticipated to become due during the period from the fifth anniversary of the Expansion Space Rent Commencement Date through the Extension Term Expiration Date (had the Lease not been terminated) discounted at a discount rate of 8%.”
     11. Expansion Space Rent Commencement Date and Extension Term Expiration Date. Tenant shall execute and deliver a written acknowledgment of the Expansion Space Rent Commencement Date and the Extension Term Expiration Date in the form attached hereto as Exhibit C; provided however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.
     12. Miscellaneous.
          (a) This Fourth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Fourth Amendment may be amended only by an agreement in writing, signed by the parties hereto.
          (b) This Fourth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.
          (c) This Fourth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Fourth Amendment attached thereto.
          (d) Landlord and Tenant each represent and warrant that it has not dealt with any broker, agent or other person in connection with this transaction, and that no broker brought about this transaction. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this transaction.
          (e) Except as amended and/or modified by this Fourth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Fourth Amendment. In the event of any conflict between the provisions of this Fourth Amendment and the provisions of the Lease, the provisions of this Fourth Amendment shall prevail. Whether or not specifically amended by this Fourth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Fourth Amendment.

     IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the day and year first above written.

TENANT:

DIGENE CORPORATION,
a Delaware corporation

By:	/s/ Charles M. Fleischman

Name: Charles M. Fleischman
Title: President and Chief Operating Officer

LANDLORD:

ARE-METROPOLITAN GROVE I, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

By:	ARE-QRS CORP.,
a Maryland corporation
its general partner

	By:	/s/ Jennifer Pappas

Name: Jennifer Pappas

Title: V.P. & Assistant Secretary

JOINDER BY LANDLORD’S AFFILIATE:
The undersigned hereby joins this Fourth Amendment for the limited purpose of confirming the provisions of Section 7 of this Fourth Amendment:

ARE-30 WEST WATKINS, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

By: /s/ Jennifer Pappas

Name: Jennifer Pappas

Title: V.P. & Assistant Secretary

EXHIBIT A
DEMISED PREMISES
EXHIBIT A

EXHIBIT B
EXPANSION SPACE WORK LETTER
     THIS EXPANSION SPACE WORK LETTER dated as of November 15, 2005 (this “Work Letter”) is made and entered into by and between ARE-METROPOLITAN GROVE I, LLC, a Delaware limited liability company (“Landlord”), and DIGENE CORPORATION, a Delaware corporation (“Tenant”), and is attached to and made a part of the Fourth Amendment to Lease dated as of even date herewith (the “Fourth Amendment”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Fourth Amendment.
     1. General Requirements
          (a) Tenant’s Authorized Representative. Tenant designates Charles Fleishman and Larry Wellman (either such individual acting alone, “Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord. No period set forth herein for any approval of any matter by Tenant’s Representative shall be extended by reason of any change in Tenant’s Representative. Whenever this Work Letter requires that Tenant’s Representative notify either Landlord or Landlord’s Representative in writing, such notice may be made by a facsimile transmission and/or electronic (e-mail) notification.
          (b) Landlord’s Authorized Representative. Landlord designates Larry Diamond and Vin Ciruzzi (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant. No period set forth herein for any approval of any matter by Landlord’s Representative shall be extended reason of any change in Landlord’s Representative. Whenever this Work Letter requires that Landlord’s Representative notify either Tenant or Tenant’s Representative in writing, such notice may be made by a facsimile transmission and/or electronic (e-mail) notification.
          (c) Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that DNC Architects has been mutually approved as the architect (the “TI Architect”) for the Tenant Improvements (as defined below), and the Whiting-Turner Contracting Company has been mutually approved as the general contractor (the “TI Contractor”). Any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.
EXHIBIT B

          (d) Development Schedule. The Tenant Improvements may be completed in one or more phases, and the schedule for design and development of each phase of the Tenant Improvements, including without limitation the time periods for delivery of construction documents and performance, shall be in substantially the form attached hereto as Schedule A (each development schedule is herein a “Development Schedule”). For each phase of the Tenant Improvements, Tenant shall prepare and deliver to Landlord a Development Schedule, which shall be subject to Landlord’s reasonable approval. Tenant shall use commercially reasonable efforts to complete that portion of the Tenant Improvements in accordance with any approved Development Schedule.
     2. Tenant Improvements
          (a) Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to the Expansion Space, desired by Tenant of a fixed and permanent nature. Other than funding the TI Allowances (as defined below) as provided herein, Landlord shall not have any obligation whatsoever with respect to the finishing of the Expansion Space.
          (b) Tenant’s Space Plans. Tenant has previously delivered to Landlord schematic drawings and outline specifications (the “TI Design Drawings”) detailing Tenant’s requirements for the Tenant Improvements. Landlord shall promptly upon execution and delivery of the Lease deliver to Tenant the written objections, questions or comments of Landlord and the TI Architect with regard to the TI Design Drawings. Tenant shall cause such TI Design Drawings to be revised to address Landlord’s written comments and shall resubmit said drawings to Landlord for approval within 10 business days thereafter. Such process shall be repeated until Landlord has approved the TI Design Drawings.
          (c) Working Drawings. On or before the date shown in the Development Schedule, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the TI Design Drawings. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the TI Design Drawings, Landlord shall approve the TI Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 2(d) below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 4(b) below).
EXHIBIT B

          (d) Approval and Completion. Upon any dispute regarding the design of the Tenant Improvements, which is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant shall make the final decision regarding the design of the Tenant Improvements, provided that (i) Landlord shall make the final decision regarding the design of the shell of the Building, (ii) Tenant and Landlord act reasonably and such final decisions are either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, and (iii) all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund, as defined in Section 5(d) below. Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof (regarding Changes).
     3. Performance of Tenant Improvements.
          (a) Commencement and Permitting of Tenant Improvements. Tenant shall commence construction of each phase of the Tenant Improvements upon obtaining and delivering a building permit (the “TI Permit”) authorizing the construction of the applicable phase of the Tenant Improvements consistent with the TI Construction Drawings approved by Landlord. The cost of obtaining the TI Permit shall be payable from the TI Fund. Consistent with its obligations under this Work Letter and to the extent not detrimental to Landlord’s interests, Landlord shall assist Tenant in obtaining the TI Permit.
          (b) Selection of Materials, Etc. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion regarding the Tenant Improvements, provided that Landlord shall make any such decision regarding the shell of the Building.
          (c) Completion of Tenant Improvements. The Tenant Improvements shall be deemed substantially complete when the Tenant Improvements are completed in a good and workmanlike manner in accordance with the TI Permit, subject only to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Premises (“Substantial Completion”). For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit; (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.
     4. Changes. Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the TI Design Drawings, shall be requested and instituted in accordance with the provisions of this Section 4.
          (a) Tenant’s Right to Request Changes. If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within 10 business days thereafter, provided that (i) Landlord’s approval shall
EXHIBIT B

not be unreasonably withheld, conditioned or delayed for any Change Request which does not relate to the shell of the Building, and (ii) Landlord’s approval may be given or withheld in Landlord’s sole discretion for any Change Request which relates to the shell of the Building.
          (b) Implementation of Changes. If Landlord approves such Change Request and Tenant deposits with Landlord any Excess TI Costs (as defined in Section 5(d) below) required in connection with such Change, Tenant may cause the approved Change to be instituted.
     5. Costs
          (a) Budget For The Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Tenant shall obtain and deliver to Landlord a detailed breakdown, by trade, of the costs incurred or which will be incurred, in connection with the design and construction of the Tenant Improvements (the “Budget”). The Budget shall be based upon the TI Construction Drawings approved by Landlord and shall include a payment to Landlord of administrative rent (“Administrative Rent”) equal to 3.0% of the hard construction related costs of the Tenant Improvements for monitoring and inspecting the construction of Tenant Improvements, which sum shall be payable from the TI Fund. If the Budget is greater than the TI Allowances, Tenant shall deposit with Landlord the difference, in cash, prior to the commencement of construction of the applicable portion of the Tenant Improvements, for disbursement by Landlord as described in Section 5(d).
          (b) TI Allowances. Landlord shall provide to Tenant certain improvement allowances (collectively, the “TI Allowances”) as follows (and as set forth in Section 3 of the Fourth Amendment):
               (i) a tenant improvement allowance in the maximum amount of $75.00 per rentable square foot in the Expansion Space, or $2,487,000 in the aggregate, which is to be applied to the costs of constructing the shell of the Expansion Space, and is included in the Annual Base Rent for the Expansion Space set forth in the Fourth Amendment (the “Shell Allowance”); and
               (ii) an additional tenant improvement allowance in the maximum amount of $100.00 per rentable square foot in the Expansion Space, or $3,316,000 in the aggregate (the “Additional TI Allowance”), which shall, to the extent used, shall be repaid as Expansion Space Improvement Rent in accordance with the terms of Section 6 of the Fourth Amendment.
     Prior to the commencement of construction of the Tenant Improvements, Tenant shall notify Landlord of how much of the TI Allowances Tenant has elected to receive from Landlord, and how much of the TI Allowances Tenant has elected to use towards any portion of the Tenant Improvements. Such election shall be final and binding on Tenant, and may not thereafter be modified without Landlord’s consent, which may be granted or withheld in Landlord’s sole and absolute discretion. The TI Allowances shall be disbursed in accordance with this Work Letter. Tenant may not use any portion of any of the TI Allowances after the first anniversary of the Expansion Term Commencement Date. Tenant may not use more than $1,692,750 of the Shell
EXHIBIT B

Allowance for the construction of the shell for the North Expansion, and not more than $794,250 of the Shell Allowance for the construction of the shell for the East Expansion. Tenant may not use more than $2,257,000 of the Additional TI Allowance for the construction of the Tenant Improvements for the North Expansion, and not more than $1,059,000 of the Additional TI Allowance for the construction of the Tenant Improvements for the East Expansion.
          (c) Costs Includable in TI Fund. The TI Fund shall be used solely for the payment of design and construction costs of the Tenant Improvements, including, without limitation, the cost of preparing the TI Design Drawings and the TI Construction Drawings, all costs set forth in the Budget, including Landlord’s Administrative Rent, and the cost of Changes (collectively, “TI Costs”). Notwithstanding anything to the contrary contained herein, the TI Fund shall not be used to purchase any furniture, personal property, Tenant’s voice or data cabling, or other non-Building System materials or equipment not incorporated into the Improvements.
          (d) Excess TI Costs. Landlord is under no obligation to bear any portion of the cost of the Tenant Improvements except to the extent of the TI Allowances. Before the commencement of construction of the Tenant Improvements, if at any time the remaining TI Costs under the Budget exceed the unexpended TI Allowances which Tenant has elected to receive, Tenant shall deposit with Landlord, as a condition precedent to Landlord’s obligation to fund the TI Allowances, 100% of the then current TI Cost in excess of the remaining TI Allowances (“Excess TI Costs”). If Tenant fails to deposit, or is late in depositing the Excess TI Costs with Landlord, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same will be considered Rent. Such deposit of Excess TI Costs, together with the TI Allowances, is herein referred to as the “TI Fund”. Funds so deposited by Tenant shall be the first disbursed to pay TI Costs before the disbursement of any portion of the TI Allowances. Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowances. If upon Substantial Completion of the Tenant Improvements and the payment of all sums due in connection therewith there remains any undisbursed portion of the TI Fund, Tenant shall be entitled to such undisbursed TI Fund solely to the extent of any Excess TI Costs deposit Tenant has actually made with Landlord.
          (e) Payment for TI Costs. Commencing December 1, 2005, and subject to the condition precedent that Tenant shall have met all of its obligations hereunder (including without limitation its obligation to deliver to Landlord the Budget and deposit the full amount of Excess TI Costs), Landlord shall pay TI Costs once a month against a draw request in Landlord’s standard form, containing such certifications, lien waivers, inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Notwithstanding the foregoing provision, Landlord may disburse portions of the Excess TI Costs deposited by Tenant prior to December 1, 2005 to pay TI Costs. Upon completion of each phase of the Tenant Improvements, Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans in both print and electronic (CAD) format for such portion of the Tenant Improvements. Landlord will pay TI Costs directly to the TI Contractor.
EXHIBIT B

6. Miscellaneous
          (a) Consents. Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.
          (b) Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.
          (c) Counterparts. This Work Letter may be executed in any number of counterparts but all counterparts taken together shall constitute a single document.
          (d) Governing Law. This Work Letter shall be governed by, construed and enforced in accordance with the internal laws of the state in which the Demised Premises are located, without regard to choice of law principles of such State.
          (e) Time of the Essence. Time is of the essence of this Work Letter and of each and all provisions thereof.
          (f) Default. Notwithstanding anything set forth herein or in the Lease to the contrary, Landlord shall not have any obligation to perform any work hereunder or to fund any portion of the TI Fund during any period Tenant is in Default under the Lease.
          (g) Severability. If any term or provision of this Work Letter is declared invalid or unenforceable, the remainder of this Work Letter shall not be affected by such determination and shall continue to be valid and enforceable. To the extent any term or provision of this Work Letter is declared invalid or unenforceable, Tenant and Landlord shall, using good faith efforts, revise this Work Letter to address the invalid or unenforceable term or provision in a manner (to the extent possible) which will nevertheless provide Tenant and/or Landlord with the benefits or impose the obligations intended to be provided or imposed by the invalid or unenforceable term or provision.
          (h) Merger. All understandings and agreements, oral or written, heretofore made between the parties hereto and relating to Tenant Improvements are merged in this Work Letter, which alone (but inclusive of provisions of the Lease incorporated herein and the final approved constructions drawings and specifications prepared pursuant hereto) fully and completely expresses the agreement between Landlord and Tenant with regard to the matters set forth in this Work Letter.
          (i) Entire Agreement. This Work Letter is made as a part of the Fourth Amendment, and together with the Lease, constitutes the entire agreement of the parties with respect to the subject matter hereof. This Work Letter is subject to all of the terms and limitation set forth in the Lease, and neither party shall have any rights or remedies under this Work Letter separate and apart from their respective remedies pursuant to the Lease.
EXHIBIT B

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

TENANT:

DIGENE CORPORATION,
a Delaware corporation

By:	/s/ Charles M. Fleischman

Name: Charles M. Fleischman
Title: President and Chief Operating Officer

LANDLORD:

ARE-METROPOLITAN GROVE I, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES,
L.P., a Delaware limited partnership,
managing member

By:	ARE-QRS CORP.,
a Maryland corporation
its general partner

By:	/s/ Jennifer Pappas

Name: Jennifer Pappas

Title: V.P. & Assistant Secretary

EXHIBIT B

SCHEDULE A TO WORK LETTER
Development Schedule

Event	Date
Delivery of space plans for TI Design Drawings pursuant to Section 2(b) of the Work Letter	done

Delivery of TI Construction Drawings pursuant to	December 2, 2005
Section 2(c) of the Work Letter

Delivery of Building Permit	By January 1, 2006

Commence construction of phase Tenant Improvements	By May 1, 2006

Substantial Completion of phase Tenant Improvements	By September 20, 2006

Recordation of Lot Line Adjustment	September 20, 2006

Issuance of Temporary Certificate of Occupancy for	September 20, 2006
phase of Tenant Improvements
SCHEDULE A TO
WORK LETTER

EXHIBIT C
ACKNOWLEDGMENT OF EXPANSION SPACE RENT COMMENCEMENT DATE
     This ACKNOWLEDGMENT OF EXPANSION SPACE RENT COMMENCEMENT DATE is made this                      day of                                         ,                     , between ARE-METROPOLITAN GROVE I, LLC, a Delaware limited liability company (“Landlord”), and DIGENE CORPORATION, a Delaware corporation (“Tenant”), and is attached to and made a part of the Fourth Amendment to Lease dated as of November ___, 2005 (the “Fourth Amendment”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Fourth Amendment.
     Landlord and Tenant hereby acknowledge and agree, for all purposes of the Fourth Amendment, that the Expansion Space Rent Commencement Date of the Lease is                     ,                                          and Extension Term Expiration Date of the Lease shall be midnight on                                         ,                     .
     IN WITNESS WHEREOF, Landlord and Tenant have executed this ACKNOWLEDGMENT OF EFFECTIVE DATE to be effective on the date first above written.

TENANT:
DIGENE CORPORATION,
a Delaware corporation

By:

Name:

Title:

LANDLORD:

ARE-METROPOLITAN GROVE I, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

	By:	ARE-QRS CORP.,
a Maryland corporation
its general partner

By:

Name:

Title:

EXHIBIT C

EXHIBIT D
PARKING MAP
see attached
EXHIBIT D